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                                  EXHIBIT 8.1



                                December 5, 1997




Sunstone Hotel Investors, Inc.
115 Calle De Industrias, Suite 201
San Clemente, CA 92672

                RE:   SUNSTONE HOTEL INVESTORS, INC./TAX OPINION

Gentlemen:

         We have acted as counsel to Sunstone Hotel Investors, Inc., a Maryland corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (as amended, the "Registration Statement") with respect to the possible issuance (the "Offering") by the Company of the Company's common stock (the "Common Shares") if and to the extent that the current holders of units of limited partnership interest ("Units") in Sunstone Hotel Investors, L.P. (the "Partnership") tender such Units for redemption and the Company elects to acquire the Units in exchange for Common Shares.

         The Company currently owns more than a 90% general partner interest in the Partnership. The Partnership currently owns, either directly or indirectly through subsidiary entities, several hotels and associated personal property (the "Hotels"). Each of the Hotels is leased to Sunstone Hotel Properties, Inc., a Colorado corporation (the "Lessee"), pursuant to a percentage lease (collectively, the "Leases"). Sunstone Hotel Management, Inc. (the "Management Company") is managing the Hotels and will continue to do so. Robert A. Alter and Charles L. Biederman are 80% and 20% shareholders, respectively, of the Lessee and Mr. Alter is the sole shareholder of the Management Company. Mr. Alter is the Chairman of the Board of Directors and President of the Company and will continue to serve as such.

         The Company recently acquired all of the stock of Kahler Realty Corporation ("Kahler"). (This transaction is referred to herein as the "Acquisition".) Kahler adopted a plan of liquidation after the Acquisition and all of its assets, subject to all of its outstanding liabilities, have been transferred to the Company, which has or will contribute all such assets to the Partnership in exchange for additional Units.





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         In connection with the opinions rendered below, we have examined the following:

         1.   The Amended Articles of Incorporation of the Company.

         2.    The Company's By-Laws, as amended to date.

         3. The Registration Statement of the Company filed in connection with the Offering.

         4. The form of Second Amended and Restated Limited Partnership Agreement of the Partnership (the "Partnership Agreement").

         5.  The Leases.

         6. The cost segmentation analysis dated August 15, 1995, the cost segmentation analysis as of December 31, 1995, the cost segmentation analysis as of May 31, 1996, and the cost segmentation analysis as of December 31, 1996, prepared by Coopers & Lybrand L.L.P., the supplemental tax basis information provided by the Company and Coopers & Lybrand L.L.P. with respect to hotels acquired since December 31, 1996, and the cost segmentation analysis prepared by Ernst & Young LLP ("Ernst & Young") in connection with the Acquisition.
(The foregoing analyses and information are referred to herein as the "Cost Segmentation Analyses.")

         7. An analysis of the projected disqualified REIT income prepared by Ernst & Young.

         8. Projections as to the expected financial performance of the Company, the Lessee and the Management Company.

         9. The analysis of Kahler's pre-Acquisition earnings and profits prepared by KPMG Peat Marwick LLP in connection with the Acquisition (the "KPMG E&P Analysis").

         10. The review of the KPMG E&P Analysis prepared by Ernst & Young in connection with the Acquisition (the "Ernst & Young E&P Review").

         11. A representation certificate from the Company dated October 15, 1997, as to certain factual matters (the "Representation Certificate").

         12. Such other documents and data as we have deemed necessary or appropriate for purposes of this opinion.

         In connection with the opinions rendered below, we have assumed that:

         a. Each of the documents referred to above has been duly authorized, executed, and delivered, is authentic if an original or accurate if a copy, and has not been amended.

         b. Each of the representations set forth in the Representation Certificate are true and correct.

         c. The Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT for any taxable year.





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         d.  No actions will be taken by the Company, the shareholders of the
Company, the Partnership, the partners of the Partnership or any other entity in which the Company owns an interest (either directly or indirectly) after the date hereof that would have the effect of materially altering the facts upon which we have relied in rendering our opinion, including those facts set forth in the Representation Certificate.

         e. The Cost Segmentation Analyses are accurate in all material respects and there have been no material changes in the information reflected in the Ernst & Young cost segmentation analysis since the date thereof.

         f. The information and conclusions reflected in the KPMG E&P analysis and the Ernst & Young E&P Review are accurate in all material respects.

         Based on the documents, assumptions and representations described in this letter, we are of the opinion that the description of the law contained in the Registration Statement under the caption "Federal Income Tax Considerations" is correct in all material respects, and the discussion therein fairly summarizes the federal income tax considerations and tax risks that are likely to be material to a holder of Common Shares.

                                   #   #   #

         The foregoing opinion is based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REITs. The foregoing opinion is not binding on the Internal Revenue Service, and no assurance can be given that the Service will not successfully challenge our opinion upon audit. Furthermore, no assurance can be given that the tax law will not change in a way that will adversely affect the Company and its shareholders.

         Our opinion is conditioned and based upon the accuracy of substantial factual information, representations and conclusions provided to us by various parties, including (without limitation) the Representation Certificate, the Cost Segmentation Analyses, the KPMG E&P Analysis and the Ernst & Young E&P Review. We have not rendered an opinion as to any factual matters, including (without limitation) the accuracy of the information, representations and conclusions referred to in the preceding sentence. In particular, we have rendered no opinion as to such factual matters as the amount of Kahler's pre-Acquisition earnings and profits, the conformity of the Leases with normal business practices or the accuracy of the Cost Segmentation Analyses. If any such information, representations or conclusions as to factual matters is inaccurate in any material respect, our opinion could be different. In addition, we have rendered no opinion as to whether the pre-Acquisition distribution by Kahler will be treated as a "dividend" for federal income tax purposes. Furthermore, we will not monitor compliance by the Company with the ongoing requirements for qualification as a REIT and, therefore, cannot assure that the Company will satisfy each of those requirements.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Brobeck, Phleger & Harrison LLP under the captions "Federal Income Tax Considerations" and "Legal Matters" in the Registration Statement.





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         The foregoing opinion is limited to the federal income tax matters specifically addressed herein, and no other opinion is rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the purchasers of the Common Shares in the Offering, and may not be relied upon for any purpose by any other person without our express written consent.

                                       Very truly yours,



                                       BROBECK, PHLEGER & HARRISON LLP